Exhibit 10.39

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of February 3, 2010 between Pepco Holdings, Inc. (“PHI”; the “Company”) and Gary J. Morsches (the “Executive”).

WHEREAS, the Company desires to retain the employment of the Executive as a key member of the Company’s management team, and the Executive desires to serve the Company in such capacity; and

WHEREAS, the parties hereto desire to set forth their agreement with respect to the terms and provisions of the Executive’s employment with the Company.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Term of this Agreement.

The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, until December 31, 2010, commencing as of the date set forth above, subject, however, to earlier termination as expressly provided herein.

On or after December 31, 2010, this contract shall expire and the employment of Executive by the Company shall be subject to similar terms and conditions as other similarly situated key members of the Company’s management team with similar levels of responsibility as Executive and, as such, shall continue on an at-will basis.

Any obligations of the Company or the Executive hereunder which have not been satisfied as of the last day of the Term of this Agreement shall survive the expiration of the Term of this Agreement and shall remain in effect until such time as all such obligations have been satisfied. No additional payments are required by the termination of this Agreement.

2. Duties.

During the term of this Agreement, the Executive agrees to serve in a key management position with the Company. The Executive (a) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company’s policies and civic and charitable commitments not involving a conflict with the Company’s business), and (b) will comply with the directions and orders of the Board of Directors and the Chief Executive Officer of the Company, or any designee thereof, with respect to the performance of his duties.

3. Affiliates.

Employment by an Affiliate of the Company or a successor to the Company will be considered employment by the Company for purposes of this Agreement, and the Executive’s employment with the Company shall be considered terminated only if the Executive is no longer employed by the Company or any of its Affiliates or successors. The term “Company” as used in this Agreement will be deemed to include Affiliates and successors. For purposes of this Agreement, the term “Affiliate” means the subsidiaries of the Company and other entities under common control with the Company. If the Executive is employed by an Affiliate or a successor, the term “Board of Directors” as used in this Sections 4 and 5 means the Board of Directors of the Executive’s employer.

4. Compensation and Benefits.

As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

4.1. Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board’s designee provided; however, that, subject to Section 5.4 (a), such Base Salary shall not be less than the base salary of the Executive as of the date of this Agreement. Base Salary shall be paid to the Executive in periodic installments at such times as salaries are generally paid to other key members of the Company’s management team and consistent with the normal payroll practices of the Company.

The Executive’s Base Salary shall be reviewed at least annually during the term of this Agreement to ascertain whether, in the judgment of the Board or the Board’s designee, such Base Salary should be increased, based primarily on the performance of the Executive during the year and the market pay for similarly situated professionals performing similar duties to the Executive.

4.2. Incentive Award. The Executive will be entitled to receive incentive awards if and to the extent that the Board of Directors determines in good faith that the Executive’s performance merits payment of an award according to the terms of any incentive compensation plans applicable to key members of the Company’s management team.

4.3. Other Cash Remuneration. Except as set forth in Section 5, in addition to the remuneration set forth herein, the Company shall make a payment to the Executive in the amount of $351,000 in the following increments and times:

4.3.1 One third ( 1/3) of the amount specified in 4.3 at the earlier of the time that the Executive completes the first phase of such mutually agreed upon performance goals that are established between the Executive and the Chief Executive Officer, and 12/31/2010.

4.3.2 Two thirds ( 2/3) of the amount specified in 4.3 at the earlier of the time that the Executive completes the second phase of such mutually agreed upon performance goals that are established between the Executive and the Chief Executive Officer, and 12/31/2010.

Payments by the Company to the Executive made pursuant to this Section 4.3 shall be made within 30 days of the applicable date and in a lump sum, less applicable taxes as determined by the Company.

4.4. Other Benefits.

During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other key members of the Company’s management team in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs provided by the Company for its executives or employees from time to time.

5. Termination of Employment.

5.1. Disability or Death. If the Executive dies during the term of this Agreement, the Company shall pay to the Executive’s estate, in a lump sum and as soon as practicable after the date of death, a pro rata share of the payment due to the Executive under Section 4.3 of this Agreement, if the Executive had remained employed through December 31, 2010. Such payment shall be based on the number of full months the Executive was actively employed from the effective date of this Agreement to the date of the Executive’s death. If the Executive becomes disabled during the term of this Agreement and is found to be entitled to long-term disability benefits under the Company’s disability plan or policy, the Company shall pay to the Executive a pro rata share of the payment due to the Executive under Section 4.3 of this Agreement, if the Executive had remained actively employed through December 31, 2010. Such payment shall be based on the number of full months the Executive was actively employed from the effective date of this Agreement to the date of the Executive’s disability.

5.2. Involuntary Termination by the Company without Cause. The Board may terminate the Executive’s employment, as provided under this Agreement, at any time, for reasons other than death, Disability, Retirement, or for Cause, by notifying the Executive in writing of the Company’s intent to terminate, at least thirty (30) calendar days prior the effective date of such termination.

Upon the effective date of such termination, following the expiration of the thirty (30) day notice period, the Company shall pay to the Executive a pro rata share of the payment due to the Executive under Section 4.3 of this Agreement, if the Executive had remained employed through December 31, 2010. Such payment shall be based on the number of full months the Executive was actively employed from the effective date of this Agreement to the date of the Executive’s termination.

Any payment to the Executive under this Section 5.2 shall be in addition to any other payment the Executive may be eligible to receive under the PHI Change in Control Severance Plan.

5.3. Termination for Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for “Cause.” For purposes of this Agreement, the term “Cause” means (i) intentional fraud or material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or willful failure of the Executive to perform substantially his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conduct that constitutes disloyalty to the Company, and that materially damages the property, business or reputation of the Company, or (iv) conviction of a felony involving moral turpitude. If the Executive is terminated for Cause, no payments will be due under this Agreement.

5.4. Termination by Executive for Good Reason. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Executive shall be entitled to receive the same payments and benefits as he would be entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 5.2 herein within thirty (30) calendar days following the effective date of employment termination.

Good Reason shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a) A reduction by the Company of the Executive’s base salary in effect on the date of this Agreement, or as the same shall be increased from time to time, unless such reduction is (i) replaced by an incentive opportunity of equal value; or (ii) is consistent and proportional with an overall reduction in management compensation due to extraordinary business conditions, including but not limited to reduced profitability and other financial stress;

(b) The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements), or a reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(c) The Company requires the Executive to be based at a location which is at least fifty (50) miles further from the Executive’s residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations;

(d) A failure by the Company to meet any obligation under Section 4 herein.

(e) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement.

6. Fees and Expenses.

The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company, unless such fees and expenses result from a claim made by the Executive that is deemed by an arbitrator, mediator, or court, as applicable, to be frivolous or made in bad faith, in which case each party shall pay its own fees and expenses

7. Assignment.

The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company’s assets, the surviving or acquiring corporation will succeed to the Company’s rights and obligations under this Agreement. The Executive’s rights under this Agreement may not be assigned or transferred in whole or in part.

8. Rights Under this Agreement.

The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive’s creditors.

9. Notice.

For purposes of this Agreement, notices and all other communications to the Executive must be in writing addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Chief Executive Officer. Such other addresses may be used as either party may have furnished to the other in writing. Notices are effective when mailed if sent by United States registered mail, return receipt requested, postage prepaid. Notices sent otherwise are effective when received. Notwithstanding the foregoing, notices of change of address are effective only upon receipt.

10. Miscellaneous.

To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the District of Columbia without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

11. Entire Agreement.

This Agreement constitutes the entire agreement of the parties and supersedes the terms of any agreements or understandings, oral or written, between the parties hereto, or between the Executive and the Company or any of its subsidiaries, and, further, supersedes any right to benefits of the Executive under any executive benefit plan of the Company or any of its subsidiaries with respect to the subject matter hereof.

WITNESS the following signatures:

Pepco Holdings, Inc.		Executive

JOSEPH M. RIGBY		GARY J. MORSCHES

By:	/s/ JOSEPH M. RIGBY	By:	/s/ G. J. MORSCHES
Chairman, President, and Chief Executive Officer

Date:	2/4/10	Date:	2/3/10